                                                                   Exhibit 99(a)



Excellence in Electronics, Telecommunications, Automotive, Publishing
--------------------------------------------------------------------------------

                                  NEWS RELEASE

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FOR IMMEDIATE RELEASE                         CONTACT:  DAVID A. KAUER
                                                        VICE PRESIDENT AND
                                                        CHIEF FINANCIAL OFFICER
                                                        (614) 792-0468


             INSILCO HOLDING CO. REPORTS FIRST QUARTER 1999 RESULTS


         COLUMBUS, OHIO, MAY 4, 1999 - INSILCO HOLDING CO. (OTC BULLETIN BOARD:INSL) today reported sales and results for its first quarter ended March 31, 1999.

         Sales were up 8% to $126.9 million for the 1999 first quarter, compared to $117.3 million recorded in the year earlier first quarter. First quarter 1999 sales included $9.3 million from three acquisitions, Eyelets For Industry ("EFI"), a manufacturer of precision metal stampings, which was completed in January 1999, and two Ireland-based cable assembly manufacturers which were completed during the second half of 1998.

         The Company reported EBITDA (earnings before interest, taxes, depreciation, amortization, non-recurring income and expense, plus cash dividends received from Thermalex, the Company's 50% owned joint venture) of $16.4 million for the 1999 first quarter, compared to $16.0 million recorded in the 1998 first quarter. First quarter 1999 results included $0.3 million of EBITDA from the acquisitions.

BUSINESS DISCUSSION

         The Company's Automotive Components Group reported 4% sales growth in the 1999 first quarter to $56.9 million, from $54.5 million reported in the year earlier first quarter. EBITDA for the Group was $8.2 million and $8.6 million for the first quarters of 1999 and 1998, respectively. The Group operating performance reflects improved operating margins on sales of transmission components and specialty vehicle heat exchangers. However, continued weak demand for industrial radiators and aftermarket heat exchanger tubing resulted in slightly lower EBITDA for the Group.

         Thermalex, the Company's 50/50 joint venture with Mitsubishi Aluminum, reported a 14% sales increase in the 1999 first quarter and $1.0 million of equity income compared to $0.7 million in the first quarter last year. The Company also reported that it received a $2.9 million cash dividend from Thermalex in the first quarter, compared to a dividend of $1.3 million received in the first quarter last year.

         The Technologies Group reported sales of $55.4 million in the 1999 first quarter compared to $50.2 million last year. The 1999 first quarter included sales of $9.3 million from the EFI and Ireland acquisitions.

Data-grade connector sales were up 9%, reflecting higher sales of new products. However, combined sales of power transformers and precision stamped parts were down 14% in the quarter reflecting continuing weak demand world-wide for passive electronic components. EBITDA for the Technologies Group was $7.0 million in the quarter, compared to $8.1 million last year. First quarter 1999 results include EBITDA of $0.3 million from the acquisitions. Performance was negatively impacted by lower sales of precision stamped parts and power transformers, as well as a small loss at the recently acquired Ireland facilities, which was expected as those operations are integrated into the Group and production is ramped up.

         First quarter 1999 sales at Taylor Publishing were $6.5 million in its seasonally weak first quarter, compared to $5.0 million recorded in the year earlier first quarter. Taylor's EBITDA was ($0.4) million for the 1999 first quarter, compared to EBITDA of ($0.2) million in the year ago first quarter, primarily due to timing of the recognition of certain expenses.

         The Company also reported sales of $8.1 million and $7.6 million in the first quarter of 1999 and 1998, respectively, from its Other Business segment, which includes operating units that fall below the quantitative reporting thresholds for FAS 131 segment reporting. EBITDA for the segment was $0.7 million in the 1999 first quarter, compared to $0.4 million recorded in the year earlier first quarter. The improvement in EBITDA was largely the result of a smaller loss compared to a year ago recorded by the Company's McKenica division, which manufactures tube mill capital equipment.

         The company also noted that its cash flow from operating activities for the 1999 first quarter was ($0.6) million, versus ($11.2) million in the year earlier first quarter, primarily the result of improved working capital management.

CEO COMMENTS

         Robert L. Smialek, Insilco Chairman and CEO, said, "We were encouraged by the higher operating margin earned on sales of transmission components in the quarter. However, lower demand for both industrial radiators and higher margin automotive aftermarket products overshadowed this performance improvement. As we look forward, we are beginning to see some improvement in the level of business activity in our industrial radiator markets, which have been weak since the first quarter of last year. Also, we believe the slowdown in aftermarket sales is temporary.

         "We continue to be pleased with the solid growth of connector products sales despite the continuing weakness in the global electronics markets. Unfortunately, this weakness has substantially impacted sales of power transformers and precision metal stampings. In response, we are continuing to move forward with our restructuring initiatives aimed at reducing the cost structure for the entire Technologies Group."

         "At Taylor Publishing, current indications are that we are on target for a solid yearbook season, both from an operational and a profitability viewpoint. We look forward to reporting improved results for Taylor's seasonally important second quarter."

         Smialek concluded, "We continue to make progress in achieving our goal of significantly reducing operating expenses in 1999. As evidence, the Company has eliminated approximately 6% of its salaried positions since the 1998 third quarter and we expect to achieve further reductions in our cost structure throughout 1999. We are also pursuing a number of activities aimed at lowering our outstanding debt."

REPORTED RESULTS

         The Company reported a net loss of ($2.3) million applicable to common shares, for its first quarter ended March 31, 1999, compared to net income of $2.8 million and pro forma net income of ($1.6) million, recorded a year ago in the first quarter. Loss applicable to common shares for the first quarter of 1999 was ($1.47) per share compared to income applicable to common shares of $0.66 per diluted share and ($1.00) pro forma per share in the prior year.

         The statements made in this press release which are not historical facts may be deemed forward looking statements, and, as such, are subject to certain risks and uncertainties, including statements with respect to the Company's long-term outlook; growth prospects; slowdown in either the automotive parts or the electronics markets; the ability to improve operating efficiencies and to further reduce expenses, possible acquisitions and divestitures, and prospects for a strong second quarter at Taylor Publishing. It is important to note that results could differ materially from those projected in such forward-looking statements. Factors which could cause results to differ materially include, but are not limited to the following: delays in new product introductions, lack of market acceptance for new products, changes in demand for the Company's products, changes in market trends, general competitive pressures from existing and new competitors, adverse changes in operating performance, changes in interest rates, and adverse economic conditions which could affect the amount of cash available for debt servicing and capital investments. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 1998. Copies of the Company's SEC filings may be obtained by contacting the Company or the SEC.

         Insilco Holding Co., based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market. It had revenues in 1998 of $535.6 million.


Investor Relations Contact: David A. Kauer or Stephen Smith, (614) 792-0468 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.insilco.com.

                              INSILCO HOLDINGS CO.
                Condensed Consolidated Statements of Operations
                                  (Unaudited)
                             (Amounts in millions)

                             FOR THE QUARTER ENDED

                                                         Actual      Pro forma(1)
                                                        March 31,      March 31,
                                                    ----------------   ---------
                                                     1999      1998      1998
                                                     ----      ----      ----
Sales                                               $126.9    $117.3    $117.3

Cost of sales, excluding depreciation                 96.0      85.6      85.6
Selling, general and administrative expenses,
excluding depreciation                                17.4      17.0      17.0
Depreciation and amortization expense                  4.9       4.2       4.2
Significant legal expenses                            --         0.3       0.3
Restructuring expenses                                 0.3       0.4       0.4
                                                    ------    ------    ------
    Operating income                                   8.3       9.8       9.8
Interest expense, net                                (11.2)     (6.8)    (11.3)
Equity in net income of Thermalex                      1.0       0.7       0.7
Other income (expense), net                            0.1       0.6       0.6
                                                    ------    ------    ------
    Income (loss) before income taxes                 (1.8)      4.3      (0.2)
Income tax benefit (expense)                           0.9      (1.5)     --
                                                    ------    ------    ------
    Net income (loss)                                 (0.9)      2.8      (0.2)
Preferred stock dividend                              (1.4)     --        (1.4)
                                                    ======    ======    ======
    Net income (loss) available to common           $ (2.3)   $  2.8    $ (1.6)
                                                    ======    ======    ======


Cash dividend from Thermalex                        $  2.9    $  1.3    $  1.3
                                                    ======    ======    ======

Earnings before other income, interest, taxes,
depreciation, amortization, and one-time items,
plus cash dividend from Thermalex                   $ 16.4    $ 16.0    $ 16.0
                                                    ======    ======    ======
Capital expenditures                                $  3.3    $  5.8    $  5.8
                                                    ======    ======    ======


Income (loss) per share available to common         $(1.47)   $ 0.66    $(1.00)
                                                    ======    ======    ======

(1) Pro forma to show results as if the August 17, 1998 merger with DLJ Merchant Banking Partners occurred as of the beginning of the year.

                              INSILCO HOLDINGS CO.
                                  (Unaudited)
                             (Amounts in millions)

                           SUPPLEMENTAL SEGMENT DATA

                                                Quarter Ended
                                                 March 31,
                                             -----------------
                                              1999       1998
                                              ----       ----
SALES
-----
Industrial Businesses:
   Technologies Group                        $ 55.4     $ 50.2
   Automotive Components                       56.9       54.5
                                             ------     ------
      Total Industrial Businesses             112.3      104.7
Specialty Publishing                            6.5        5.0
Other                                           8.1        7.6
                                             ------     ------
      Total Sales                            $126.9     $117.3
                                             ======     ======

EBITDA
------
Industrial Businesses:
   Technologies Group                        $  7.0     $  8.1
   Automotive Components                        8.2        8.6
                                             ------     ------
      Total Industrial Businesses              15.2       16.7
Specialty Publishing                           (0.4)      (0.2)
Other                                           0.7        0.4
Unallocated Corporate                          (2.0)      (2.2)
Thermalex Cash Dividend                         2.9        1.3
                                             ------     ------
      Total EBITDA                           $ 16.4     $ 16.0
                                             ======     ======

SALES GROWTH VS. PRIOR YEAR
---------------------------
Industrial Businesses:
   Technologies Group                          10.4%
   Automotive Components                        4.4%
                                             ------
      Total Industrial Businesses               7.3%
Specialty Publishing                           30.0%
Other                                           6.6%
                                             ------
      Total Sales                               8.2%
                                             ======

EBITDA % OF SALES
-----------------
Industrial Businesses:
   Technologies Group                          12.6%      16.1%
   Automotive Components                       14.4%      15.8%
                                             ------     ------
      Total Industrial Businesses              13.5%      16.0%
Specialty Publishing                           -6.2%      -4.0%
Other                                           8.6%       5.3%
Unallocated Corporate                          --         --
Thermalex Cash Dividend                        --         --
                                             ------     ------
      Total EBITDA                             12.9%      13.6%
                                             ======     ======

                             INSILCO HOLDINGS CO.
                     Condensed Consolidated Balance Sheets
                                  (Unaudited)
                             (Amounts in millions)


                                                          3/31/99    3/31/98    12/31/98
                                                          -------    -------    --------
                      ASSETS
                      ------
Current assets:
  Cash and cash equivalents                              $   8.5        7.8         7.4
  Receivables, net                                          86.6       77.5        84.2
  Inventories, net                                          81.4       72.6        64.6
  Current portion of deferred taxes                          2.1        0.4         6.2
  Prepaid expenses                                          11.5        9.0         4.4
                                                         -------      -----      ------
       Total current assets                                190.1      167.3       166.8

Property, plant and equipment, net                         117.8      114.8       114.7
Goodwill, net                                               23.9       13.2        13.6
Deferred taxes                                               6.7        0.6         1.9
Investment in unconsolidated subsidiaries                    9.9        9.4         9.0
Other assets and deferred charges                           21.3       18.1        21.3
                                                         -------      -----      ------
       Total assets                                        369.7      323.4       327.3
                                                         =======      =====      ======

        LIABILITIES AND STOCKHOLDERS' DEFICIT
        -------------------------------------
Current liabilities:
  Accounts payable                                       $  39.3       39.1        34.5
  Accrued expenses and other                                73.5       61.6        58.2
  Accrued interest payable                                   2.6        3.1         4.2
  Current portion of long-term debt                          1.3        1.1         1.3
  Current portion of long-term obligations                   1.0        5.1         1.9
                                                         -------      -----      ------
       Total current liabilities                           117.7      110.0       100.1

Long-term debt                                             408.9      267.7       383.1
Other long-term obligations                                 46.0       41.9        46.3
Preferred stock                                             35.5        --         34.1
Stockholders' deficit                                     (238.4)     (96.2)     (236.3)
                                                         -------      -----      ------
       Total liabilities and stockholders' deficit       $ 369.7      323.4       327.3
                                                         =======      =====      ======